Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

Digital Transformation Opportunities Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid(1)	$352,100,000(2)	0.00011020	$38,802(3)
Fees Previously Paid	—	—	—
Total Transaction Valuation	$352,100,000	—	—
Total Fees Due for Filing	—	—	$38,802
Total Fees Previously Paid	—	—	—
Total Fee Offsets	—	—	—
Net Fee Due	—	—	$38,802

(1)	In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of securities of Digital Transformation Opportunities Corp. (the “Company”) to which this transaction applies is estimated, as of January 6, 2023, to be 35,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share, which consists of the maximum number of shares of the Company’s Class A common stock issuable upon the exchange of or redemption with respect to common units of American Oncology Network, LLC, together with the cancellation of an equal number of shares of the Company’s Class B common stock, par value $0.0001 per share, estimated to be issued or issuable in connection with the business combination described in the proxy statement.

(2)	In accordance with Rule 0-11 of the Exchange Act, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated based on the product of (i) 35,000,000 shares of Class A common stock and (ii) $10.06, the average of the high and low trading prices of Class A common stock on January 5, 2023 (within five business days prior to the date of the proxy statement).

(3)	In accordance with Section 14(g) of the Exchange Act and Rule 0-11 of the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction in note (2) above by 0.00011020.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—